Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 16) of our report dated March 17, 2025 with respect to the audited financial statements of Technology and Telecommunication Acquisition Corporation (the “Company”) as of November 30, 2024 and 2023 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 15, 2025